EXHIBIT 99.1

                             JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on this Schedule 13D, dated March 2, 2007, with respect to the Common Stock of TenderCare International, Inc., a Colorado corporation, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(2) promulgated under the Securities Exchange Act of 1934, as amended. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning the other person, except to the extent that he or she knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have each executed this Joint Filing Agreement as of this 2nd day of March, 2007.

                                                      /s/ Edward Reiss
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                                                        Edward Reiss


                                                      /s/ Brenda Schenk
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                                                        Brenda Schenk